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                                                                    Exhibit 99.9

September 12, 2002

The Board of Directors
Entrada Networks, Inc.
12 Morgan
Irvine, California 92618

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration ("Consideration") to be paid by Entrada Networks, Inc., a Delaware corporation, ("Entrada") in a proposed merger ("Merger") in which DBW, Inc., a Delaware corporation, ("DBWI") will merge with and into Entrada, pursuant to the terms of the Agreement and Plan of Merger ("Plan of Merger") dated August 15, 2002, by and among Entrada, DBWI, and HandsOn Ventures, LLC, a Santa Monica, California based venture capital firm ("HOV"). The common stock of Entrada is publicly traded on NASDAQ and it is our understanding that it is expected to continue trading on NASDAQ upon consummation of the Merger. DBWI is wholly owned by HOV. It is our understanding that DBWI has no assets, liabilities, or operations other than the ownership of its wholly owned subsidiary, Savant Consulting Group, Inc., a New Jersey corporation ("Savant").

The Consideration to be paid by Entrada under the Plan of Merger consists of certain common stock and 5,000 shares of Series B Convertible Preferred Stock of Entrada ("Series B Preferred"). This letter contains a partial summary of the Consideration, which is more fully detailed in the Plan of Merger. You should not rely upon this summary as a substitute for carefully reading the Plan of Merger in its entirety.

On each of November 1, 2002, February 1, 2003, May 1, 2003, and August 1, 2003, (each, "Payment Date") Entrada will issue to HOV common shares equal to $250,000 divided by the average of the closing bid prices for Entrada's common stock for the twenty trading days immediately preceding the respective Payment Date. If the Plan of Merger is approved by the shareholders of Entrada after November 1, 2002, the first payment will be due immediately after the Merger.

Entrada will issue 5,000 Series B Preferred shares to HOV at the closing of the Merger. Each Series B Preferred share will have an "Original Series B Issue Price" of $1,000, for an aggregate Original Series B Issue Price of $5,000,000. The Series B Preferred will be entitled to receive preferential dividends at a rate of 8.5 percent per annum of the Original Series B Issue Price. Series B Preferred dividends are payable, at Entrada's option, with certain limitations, in cash, Entrada common stock, or a combination of the two. Series B Preferred dividends are payable on the first day of each of Entrada's fiscal quarters, beginning November 1, 2002, or thereafter following the consummation of the Merger. For any Series B Preferred dividends to be paid in Entrada common stock, the number of shares paid will be determined using the average of the closing bid prices for Entrada common stock for the last twenty trading days of the prior quarter.

Each share of Series B Preferred will have a liquidation preference of $1,000 plus all accrued but unpaid dividends.

Each year, with certain limitations, Entrada will have the right to redeem Series B Preferred shares with an aggregate Original Series B Issue Price of $1,000,000. The redemption price will be the Original Series B Issue Price plus all accrued but unpaid dividends, payable in cash. Upon notification of a Series B Preferred redemption by Entrada, the holder may exercise said holder's conversion right (which is discussed below).

Each Series B Preferred share is convertible at any time at the option of the holder. If the conversion occurs within three years of





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The Board of Directors
Entrada Networks, Inc.
September 12, 2002
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the date of issuance of the Series B Preferred, the Series B Preferred will convert into Entrada common shares equal to the Original Series B Preferred Issue Price divided by the average of the closing bid prices for Entrada's common stock for the twenty trading days prior to the date of the Plan of Merger (which we understand to be $0.178 per share). If the conversion occurs three years or more after the date of issuance of the Series B Preferred, the Series B Preferred will convert into Entrada common shares equal to the Original Series B Preferred Issue Price divided by the lesser of (i) the average of the closing bid prices for Entrada's common stock for the twenty trading days prior to the date of the Plan of Merger (which we understand to be $0.178 per share), or (ii) the average of the closing bid prices for Entrada's common stock for the twenty trading days immediately preceding the date of the holder's notice of conversion.

Subject to certain limitations, if the closing bid price of Entrada common stock is greater than or equal to $0.80 ("Automatic Conversion Trigger Price") for at least 15 consecutive trading days ("Automatic Conversion Event"), each Series B Preferred share will convert automatically to the same number of Entrada common shares as if the holder exercised the conversion right described above. The number of Series B shares to be so automatically converted shall not exceed the amount that would result in the issuance of the lesser of (i) twenty percent (20%) of the number of shares of Common Stock traded during the immediately preceding ninety (90) day period and (ii) 4.99% of the total shares of Common Stock then outstanding. In the event that an Automatic Conversion Event occurs during one calendar year, or if any one calendar year beginning with 2003 concludes without the occurrence of an Automatic Conversion Event, the Automatic Conversion Trigger Price will increase by $0.30 for each such occurrence or each such completed calendar year.

Within one hundred twenty days following the close of each of the calendar years 2003, 2004 and 2005 in which Savant achieves net revenues of at least $17,500,000 and a pretax margin (defined as pretax income divided by net revenues, both as computed under generally accepted accounting principles) of at least seven percent, Entrada will issue to HOV a number of shares of Entrada common stock equal to (a) for 2003, $1,800,000 divided by the average of the closing bid prices for Entrada's common stock for the twenty trading days immediately preceding the date of share issuance; (b) for 2004, $800,000 divided by the average of the closing bid prices for Entrada's common stock for the twenty trading days immediately preceding the date of share issuance; and (c) for 2005, $800,000 divided by the average of the closing bid prices for Entrada's common stock for the twenty trading days immediately preceding the date of share issuance.

The Series B Preferred and the Entrada common stock into which it may convert and which may be paid as dividends, as well as the Entrada common stock being issued as part of the Consideration, are characterized as "restricted securities" under federal securities laws. Under the Investor Rights Agreement that is Exhibit B to the Plan of Merger, Entrada grants HOV certain demand and piggyback registration rights, including priority piggyback registration rights.

We have conducted investigations and analyses that we considered necessary in order to render our opinion. In arriving at the opinion, we have, among other things:

         1. reviewed Entrada's 8-K filing of January 15, 2002 announcing its issuance of 10% Senior Convertible Debentures to HOV;

         2. reviewed Entrada's 8-K filing of August 16, 2002, which includes the Agreement and Plan of Merger dated August 15, 2002, by and among Entrada, DBWI, and HOV, including Exhibit A, Certificate of Designation of Series B Preferred Stock of Entrada Networks, Inc., and Exhibit B, Investor Rights Agreement;

         3. reviewed Entrada's 10-K filing for the fiscal year ended January 31, 2002 and respective 10-Q filings for the fiscal quarters ended April 30, 2002 and July 31, 2002;

         4. reviewed Savant's audited financial statements for the fiscal years ended December 31, 1999 through 2001, and internally prepared, unaudited financial statements for the interim periods ended June 30, 2001 and 2002;

         5. reviewed certain financial and operating information with the managements of Entrada, Savant, and HOV, including the operations, business strategy, recent financial performance and expectations regarding the future operating and financial performance of Savant and Entrada, as well as the terms and rationale of the Merger and strategic alternatives;

         6. reviewed the recent trading activity of Entrada's common stock;

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The Board of Directors
Entrada Networks, Inc.
September 12, 2002
Page 3

         7. compared certain aspects of the financial performance of Entrada and Savant with publicly traded and recently acquired companies engaged in similar lines of business;

         8.       considered public equity market rates of return;

         9. visited the facilities of Entrada (in Irvine, California), Savant (in Edison, New Jersey), DBWI, and HOV (both in Santa Monica, California); and

         10. conducted such other investigations and analyses as FMV Opinions deemed necessary to render its opinion.

Our investigations have consisted of gathering and reviewing information directly available from the managements of HOV, Entrada, and Savant, and from public sources. In preparing this opinion, we assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, and did not assume any responsibility for independently verifying such information. We assumed that statements by the managements of Savant and Entrada of their expectations for future financial performance reflected the best currently available estimates and judgment of the managements of the respective companies. Our opinion was necessarily based upon market, economic, and other conditions as they existed on the date of this opinion.

For the purpose of rendering our opinion, we assumed, in all respects material to our analyses, that the Merger will be consummated as described in the Plan of Merger, that all the representations and warranties of each party contained in the Plan of Merger are true and correct, that each party to the Plan of Merger will perform all of the covenants and agreements required to be performed by it there under without any consents or waivers of the other parties thereto, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

We note that we are not legal, tax or accounting experts and have relied upon, without assuming any responsibility for independent verification or liability therefore, the assessment of Entrada's legal, tax and accounting advisors with respect to the legal, tax and regulatory matters related to the Merger. We assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for or in connection with the consummation of the Merger will be obtained without any adverse effect on Entrada, DBWI, or Savant, in any respect material to our analyses.

         This opinion is directed to the Board of Directors of Entrada and addresses only the fairness of the Consideration to be paid by Entrada from a financial point of view. Our opinion does not constitute a recommendation to any stockholder of Entrada as to how any stockholder should vote on any matters addressed in this document, or any other matter. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Entrada but may not be disclosed publicly in any other manner without our prior written approval.

         We have not acted as a financial advisor to Entrada in connection with the Merger. Our fee is not contingent upon our opinion or the completion of the Merger. We have not been asked to solicit, nor have we solicited, any persons to invest in Entrada, Savant or DBWI through the Merger or otherwise.

On the basis of and subject to the foregoing, as of the date hereof, it is our opinion that the Consideration to be paid by Entrada in connection with the Merger is fair, from a financial point of view, to Entrada.

Very truly yours,

         FMV Opinions, Inc.

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